AQUA SOCIETY, INC.

Konrad-Adenauer Strasse 9-13	Tel: 49-(0)-6031-791760
45699 Herten, Germany	Fax: 49-(0)-6031-791762

AQUA SOCIETY, INC.
ANNOUNCES PRIVATE PLACEMENT

Herten, Germany – February 13, 2006, Aqua Society, Inc. (OTC BB: AQAS) (the “Company”) announced today that it has completed a private placement with two corporate investors of 1,160,960 units at a price of $1.04 per unit for total proceeds of $1,207,398.40 (approximately € 1,000,000). Each unit is comprised of one share of the Company’s common stock and one share purchase warrant. Each share purchase warrant will entitle the holder to purchase one additional share of the Company’s common stock at a price of $1.30 per share for a period of two years from the date of closing.

The Company has also negotiated an additional private placement with a corporate investor of 1,044,863 units also at a price of $1.04 per unit for total proceeds of $1,086,658 (approximately €900,000). Each unit will be comprised of one share of the Company’s common stock and one share purchase warrant. Each share purchase warrant will entitle the holder to purchase one additional share of the Company’s common stock at a price of $1.30 per share for a period of two years from the date of closing. This additional private placement is expected to close on or before February 28, 2006.

For more information visit our website at www.aqua-society.com or contact:

Abraham Joy
Telephone: 49-(0)-6031-791760

AQUA SOCIETY, INC.

/s/ Petrus Lodestijn
Petrus Lodestijn, President

This Press Release may contain, in addition to historical information, forward-looking statements. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, in the event the negotiated private placement is not completed as contemplated, it may have a significant adverse effect on the liquidity, financial position and assets of the Company, which may affect its ability to complete its business plan.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.